Exhibit 10.1
Execution Version
MASTER SERVICE AGREEMENT
This Master Service Agreement, (“Master Agreement”) effective September 21, 2020 (“Effective Date”), is made by and between Therapeutics, Inc., a Delaware corporation with corporate offices located at 9025 Balboa Avenue, Suite 100, San Diego, CA 92123 (hereinafter “THERAPEUTICS” or “TI”) and VeraDermics, Incorporated, a Texas corporation with corporate offices located at 1031 W. Elsmere Place, San Antonio, TX 78201 (hereinafter “VERADERMICS”), singly referred to as a “Party” or collectively as the “Parties”.
WHEREAS, VERADERMICS and THERAPEUTICS desire to enter into this Master Agreement to provide the terms and conditions upon which VERADERMICS may engage THERAPEUTICS from time- to-time for the purpose of managing the preclinical and clinical development of its new products in the field of dermatology, and other related services or projects, by executing individual Work Orders (as defined below) specifying the details of the service and the related terms and conditions.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, and intending to be legally bound hereby, VERADERMICS and THERAPEUTICS agree as follows:
1.    Definitions
(a)    “Act” means the United States Federal Food, Drug, and Cosmetic Act.
(b)    “Active Pharmaceutical Ingredient” as used herein shall mean the active drug or biologic substance or substances contained in the Study Drug or if applicable, in the Device.
(c)    “Device” shall mean a medical device as defined by the FDA or foreign equivalent
(d)    “FDA” as used herein shall mean the United States Food and Drug Administration.
(e)    “IDE” shall mean Investigational Device Exemption as defined by the FDA or foreign equivalent.
(f)    “IND” as used herein shall mean an Investigational New Drug Application, as defined by the FDA.
(g)    “IRB” as used herein shall mean the board(s) established pursuant to 21 CFR Part 56 for the purpose of reviewing clinical investigations.
(h)    “Investigator(s)” as used herein shall mean a licensed physician or other licensed medical practitioner who is a qualified clinical investigator willing and able, and engaged to conduct a clinical investigation of the Study Drug or Device as set forth in a Protocol.

(i)    “NDA/BLA” as used herein shall mean a New Drug Application or Biologic License Application, respectively, as defined by the FDA, or foreign equivalent.
(j)    “PMA” as used herein shall mean Pre-Market Approval for a Device
(k)    “Project” as used herein shall mean those specific composite goals, objectives, activities, times, durations, costs and responsibilities described in a Work Order.
(l)    “Protocol” as used herein shall mean particular preclinical or clinical testing procedures and conditions for the clinical evaluation of the Study Drug or Device, used from time to time, during the Term (as defined in Section 3(a)).
(m)    “Services” as used herein shall mean the services to be provided to VERADERMICS by THERAPEUTICS pursuant to a Work Order (as defined in Section 2).
(n)    “Study” as used herein shall mean the preclinical or clinical research described in a Protocol for which THERAPEUTICS is engaged by VERADERMICS to perform Services as described on a Work Order.
(o)    “Study Drug or Device” as used herein shall be defined in a Work Order and shall mean the drug, biologic, Device or similar product including any and all of its components, and including related test articles being tested in a Study for which THERAPEUTICS is providing Services as described in a Protocol or product development plan.
(p)    Additional terms and conditions are defined in the section indicated in the table below:

Defined Term	Section
Change Order	Section 2(b)
Claims	Section 11(a)
Confidential Information	Section 6(a)
Discloser	Section 6(a)
Initial Term	Section 3(a)
VERADERMICS Indemnitees	Section 11(a)
Recipient	Section 6(a)
Subsequent Term	Section 3(a)
THERAPEUTICS Indemnitees	Section 11(a)
Third Party	Section 11(e)
Work Order	Section 2(a)
(q)    “510K” as used herein shall mean a submission route to register a Device for marketing as defined by the FDA or foreign equivalent.

2.    Work Orders, Nature of Work
(a)    Work Orders. The details of each Project under this Master Agreement shall be separately specified in writing in a work order signed by each Party (together with any Change Order with respect thereto, a “Work Order”). Each Work Order will include, as applicable, the Protocol title or project description, a description of the Services to be performed by THERAPEUTICS, the specifications of the applicable Study Drug or Device, including the Active Pharmaceutical Ingredient, the timeline, budget and payment schedule, and such other terms as shall be agreed upon by the Parties. The terms of this Master Agreement shall be automatically incorporated into the terms of any Work Order. This Master Agreement and each Work Order, independent from other Work Orders, constitute the entire agreement for a Project. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Master Agreement, the terms and provisions of this Master Agreement shall control, unless otherwise expressly set forth in the Work Order.
(b)    Change Orders. Any material change in a Work Order shall require execution of an amendment to the Work Order (a “Change Order”). Each Change Order shall set forth the changes to the applicable task, responsibility, duty, budget, timeline or other matters. A Change Order will only become effective upon the execution of the Change Order by both Parties.
(c)    Transfer of Obligations
Study Drug. Pursuant to 21 CFR Part 312.52, VERADERMICS may, from time to time, transfer to THERAPEUTICS, and THERAPEUTICS may assume all or some of the specific obligations of VERADERMICS as “Sponsor” under 21 CFR Part 312. A description and extent of any such obligations to be transferred to THERAPEUTICS will be provided in each Work Order, and the same description and extent of obligations transferred will be included in Section #13 of any applicable INDs filed on Form FDA 1571.
(d)    Medical Device.    SPONSOR may, from time to time, transfer and THERAPEUTICS may assume all or some of the specific responsibilities of SPONSORS described in 21 CFR 812 Subpart C as “Sponsor” for medical devices that are the subject of an IDE, 510K or PMA. A description of such obligations to be transferred to THERAPEUTICS will be provided in each Work Order, and the same description and extent of obligations transferred will be included in any applicable medical device Applications.
(e)    Performance of Services THERAPEUTICS agrees to use reasonable efforts to diligently perform, and to cause its employees, officers, permitted subcontractors and representatives to diligently perform the Services in accordance with the terms and conditions of this Master Agreement and each Work Order and with the standard of care customary in the contract research organization industry. Such efforts may include, without limitation, implementing reasonable procedures such as bonuses and other incentives for timely completion of the Services.
(f)    Disclaimer of Warranties. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT MAKES NO COVENANT, WITH RESPECT TO THE SERVICES OR ANY STUDY DRUG OR DEVICE, AND VERADERMICS AND THERAPEUTICS SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES OR ANY STUDY DRUG OR DEVICE.
3.    Term and Termination
(a)    This Master Agreement shall commence on the Effective Date and shall have an initial term of three (3) years (the “Initial Term”), unless earlier terminated as provided herein. The Initial Term will be automatically renewed for additional one (1) year terms (“Subsequent Term(s)”). The Initial Term and any Subsequent Terms shall be referred to collectively as the “Term”.
(b)    After the Initial Term, VERADERMICS may terminate this Master Agreement for any reason upon [***] prior written notice to THERAPEUTICS.
(c)    Either Party may terminate any Work Order and this Master Agreement as it applies to such Work Order, upon written notice to the other Party, if the other Party materially breaches such Work Order and this Master Agreement as it applies to such Work Order. Both Parties agree to allow the breaching Party a reasonable time, but not more than [***], to use reasonable efforts to correct such a breach (other than a breach of payment obligations, as to which this sentence and the next sentence do not apply) and provide reasonably satisfactory evidence of corrective actions in a timely manner. Failure to cure such a breach within such [***] period shall entitle the nonbreaching Party to terminate the applicable Work Order and this Master Agreement as it applies to such Work Order, immediately by written notice to the breaching Party. In case of any breach in a payment obligation under a Work Order, the non-breaching Party shall be entitled to terminate that Work Order and this Master Agreement as it applies to such Work Order, effective upon the expiration of [***] days after notice of such breach from the non-breaching Party to the breaching Party, if the breaching Party fails to cure the breach of such payment obligation within such [***] day period.
(d)    VERADERMICS may terminate any Work Order for any reason upon [***] prior written notice to THERAPEUTICS, subject to Section 3(h) and subject to the provisions of Section 3 and subsections 3.a and 3.b of the Collaboration Agreement of substantially even date herewith between the Parties.
(e)    If either Party believes termination of any Work Order is necessary to protect the safety or welfare of the Study subjects, then such Party shall have the right to terminate the applicable Work Order upon written notice to the other Party; provided, however, that after receipt of such notice of termination, the Parties shall commence any wind-down activities for any on-going Study for which the Parties have any responsibility hereunder in which any Study subject dosing has commenced. VERADERMICS shall be responsible for any costs associated with such winddown activities.
(f)    In the event of termination of this Master Agreement or any Work Order, VERADERMICS and THERAPEUTICS agree to discuss, cooperate and coordinate termination of activities being conducted by THERAPEUTICS. As soon as reasonably possible after receipt of any written termination notice by either Party, THERAPEUTICS will use commercially reasonable efforts to stop initiation of any tasks or activities not yet started as of the date of termination notice, whether to be conducted by THERAPEUTICS or a third party, unless another plan of termination is agreed to by both Parties. However, both Parties acknowledge non-cancelable costs may exist and will require payment as detailed in Section 3(h). In all cases of termination, a reasonable plan of action for cessation of activities will be agreed to by both Parties (such agreement not to be unreasonably conditioned, delayed or withheld) in order to ensure an orderly cessation of on-going tasks and activities and in order to protect the safety and rights of patients, as well as to facilitate compliance with the legal responsibilities of all Parties involved according to applicable local, federal and/or state laws, regulations and ordinances. THERAPEUTICS will use commercially reasonable efforts to terminate all Work Order associated tasks according to the plan so agreed to by both Parties.
(g)    Upon termination of this Master Agreement or any Work Order, THERAPEUTICS will, at VERADERMICS’s written request, promptly provide VERADERMICS with a copy of all records relating to Project performance and all periodic reports and/or patient records, maintaining confidentiality.
(h)    Should VERADERMICS choose to terminate a Work Order prior to completion for any reason other than THERAPEUTICS’ material breach of this Master Agreement or any Work Order or THERAPEUTICS’ insolvency or bankruptcy, VERADERMICS agrees to pay THERAPEUTICS:
(i)    all reasonable direct fees, including monthly fees for project management, medical monitoring, transfer of records or similar fees earned hereunder for Services performed up to the effective date of termination in accordance with the terms of the Work Order being terminated;
(ii)    all non-cancelable costs for third party contracted Services and other expenses, including THERAPEUTICS’s related administrative fees, incurred in connection with any Work Order being terminated to the date of termination; and
(iii)    a separate termination fee equal to [***]% of the remaining Work Order budget.

(i)    (i)    In the event a Work Order is terminated by VERADERMICS before conclusion by reason of any uncured material breach by THERAPEUTICS pursuant to Section 3(c) above, any third party passthrough costs associated with terminating the Work Order, e.g. laboratory costs, etc. will be:
(i)    borne by THERAPEUTICS if attributable to THERAPEUTICS’s material breach of its obligations under the Master Agreement or Work Order and previously paid to THERAPEUTICS;
(ii)    borne by VERADERMICS if not previously paid to THERAPEUTICS; or
(iii)    borne by and as between VERADERMICS and THERAPEUTICS as they agree (such agreement not to be unreasonably conditioned, delayed or withheld) if neither of the above (i) (i) and (i)(ii) applies.
(j)    Sections 3(f, g, h, and i), 5(b), 6, 7, 8, 10, 11, 12, 13, 15, 16(c), 24, 25 and 27 shall survive any expiration or termination of this Master Agreement to the extent of the terms detailed in each respective Section.
4.    Work Order Compensation
(a)    Unless otherwise provided for and agreed to in a particular Work Order, the following shall apply with respect to all payments by VERADERMICS for Services under a Work Order:
(i)    THERAPEUTICS will be compensated for its Services, itemized expenses, and passthrough costs, net of discounts, incurred in the performance of the Services pursuant to the budget and payment schedule set forth in each respective Work Order and agreements entered into in connection therewith by THERAPEUTICS and VERADERMICS.
(ii)    All income related taxes (and penalties thereon) imposed by the United States or any state or locality of the United States on any payment by VERADERMICS to THERAPEUTICS shall be the responsibility of THERAPEUTICS. With respect to any other taxes imposed on THERAPEUTICS or required to be withheld by VERADERMICS from any amount payable to THERAPEUTICS under this Master Agreement or any Work Order (“Other Taxes”), [***].
(iii)    THERAPEUTICS will submit monthly invoices to VERADERMICS which shall contain sufficient itemizations for fees, expenses and pass-through costs related to a Work Order.
(iv)    THERAPEUTICS will invoice VERADERMICS promptly upon achievement of agreed to milestones (if other than monthly), as set forth in the applicable Work Order, for payment of Services.

(v)    Invoices shall be payable in U.S. dollars by VERADERMICS within thirty (30) days from the date of the invoice (late payments will incur interest at a rate equal to [***], or part thereof, an invoice remains unpaid after the due date).
(b)    If any portion of an invoice is disputed, then VERADERMICS shall notify THERAPEUTICS in writing and shall pay the undisputed amounts in compliance with Section 4(a)(v) and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. THERAPEUTICS shall maintain adequate accounting records for all receipts and disbursements of supplies and monies directly related to any Work Order. VERADERMICS shall be permitted to audit these records, at VERADERMICS’s expense, during normal business hours upon reasonable notice to THERAPEUTICS. THERAPEUTICS will be reimbursed for reasonable expenses, including related labor expenses related to all audit activities.
(c)    It is the Parties’ expectation that the budget for any Work Order relating to Services to be provided by THERAPEUTICS will be negotiated by the Parties prior to submitting a formal Work Order for Services.
5.    Personnel
(a)    The Services with respect to each Project shall be performed by THERAPEUTICS under the direction of a Project Manager. Subject to the terms and conditions of any Work Order and this Master Agreement as it applies thereto, THERAPEUTICS will perform its Services in a professional and timely manner and will ensure that the personnel or subcontractors it uses to perform the Services are appropriately trained and qualified. VERADERMICS shall be entitled in good faith to request that the Project Manager be removed and replaced with a new Project Manager, and THERAPEUTICS shall make reasonable efforts to honor such request. VERADERMICS shall, upon request, be entitled to review credentials of all other personnel providing Services as per the Work Order and in good faith may request that any staff member be replaced and THERAPEUTICS shall make reasonable efforts to honor such request.
(b)    NON - SOLICITATION
(i)    Non-solicitation by VERADERMICS - VERADERMICS agrees that during the Term of this Master Agreement, and for a period of two (2) years after the termination of this Master Agreement, VERADERMICS will not directly or indirectly solicit any personnel of THERAPEUTICS or its then current contractors to leave the service of THERAPEUTICS or any such contractor to become employed by VERADERMICS.
(ii)    Non-solicitation by THERAPEUTICS - THERAPEUTICS agrees that during the Term of this Master Agreement, and for a period of two (2) years after the termination of the Master Agreement, THERAPEUTICS will not directly or indirectly solicit any personnel of VERADERMICS to leave the service of VERADERMICS to become employed by THERAPEUTICS.
(iii)    Finder Fee - Notwithstanding the foregoing, THERAPEUTICS and VERADERMICS may mutually agree upon either Party hiring certain employees from the other if the hiring Party pays a finder fee of 20% of the first year’s annual base salary and reimburses the other Party for reasonable training and related out-of-pocket expenses.
(iv)    Enforceability - The provisions of this Non-Solicitation Section shall be construed as enforceable in both law and equity, including by temporary or permanent restraining orders, notwithstanding the existence of any claim or cause of action by either Party against the other Party whether predicated on this Master Agreement or otherwise.
6.    Confidentiality
(a)    Any confidential and proprietary information with material value used in the business of a Party (“Confidential Information”) that such Party (“Discloser”) discloses or identifies in writing to the other Party (“Recipient”) under this Master Agreement or any Work Order, including, without limitation, the results of any Study or Project, shall not be disclosed to any third party who does not have a need to know such Confidential Information for purposes of performing Recipient’s obligations under this Master Agreement or any Work Order, without the prior written authorization from Discloser. Recipient shall not misappropriate any Confidential Information of the Discloser. Recipient represents and warrants that it has obtained or will obtain agreements with its employees and agents (including subcontractors) to maintain the confidentiality of all Confidential Information as provided herein.
(b)    The obligations of Recipient with regard to Confidential Information shall continue for a period of seven (7) years from the date that such Confidential Information is acquired by Recipient.
(c)    The obligations of Recipient regarding the confidentiality and nondisclosure of Confidential Information as provided in this section shall not apply to information that:
(i)    is already known to Recipient without prior disclosure from Discloser, as shown by Recipient’s prior written records;
(ii)    Recipient can demonstrate by written records was developed for or by Recipient, independent of any Confidential Information of the Discloser;
(iii)    becomes publicly available through no fault of Recipient;
(iv)    is received from a third party that has the legal right to disclose it to Recipient; or

(v)    is required by law to be disclosed; provided that Recipient notifies Discloser in writing of its intention to disclose Confidential Information with sufficient time to allow Discloser to seek a protective order or file an application for confidential treatment as may be permissible.
(d)    Recipient acknowledges that the disclosure of Confidential Information in breach of this Agreement may cause Discloser irreparable harm and that the breach or threatened breach of nondisclosure provisions of this Master Agreement may entitle Discloser to seek injunctive relief, in addition to any other legal remedies that may be available.
7.    Ownership and Inventions
(a)    THERAPEUTICS shall have no claim to any materials, documents and information, programs and suggestions of every kind and descriptions evidencing Confidential Information of VERADERMICS that may be provided by VERADERMICS to THERAPEUTICS and THERAPEUTICS hereby assigns to VERADERMICS all data or reports resulting from any Study or prepared by THERAPEUTICS in connection with the Services performed hereunder
(b)    THERAPEUTICS shall retain and preserve one (1) copy only of all materials, documents and information, program and suggestions provided by VERADERMICS to THERAPEUTICS and all data and reports resulting from Services performed hereunder for a period of two (2) years after the NDA, BLA, 510K or PMA has been approved by the FDA or a Project has been discontinued. At the end of such two (2) year period, THERAPEUTICS shall give VERADERMICS written notice of its intent to destroy any of such material at least thirty (30) days prior to destruction. If VERADERMICS requests such material, THERAPEUTICS shall provide such material to VERADERMICS at VERADERMICS’S expense. Failure of VERADERMICS to request such material or to respond to such notice within the thirty (30) day period shall constitute VERADERMICS’s acquiescence to the destruction of such material.
(c)    THERAPEUTICS hereby assigns to VERADERMICS any and all right, title and interest that THERAPEUTICS may have in any discoveries or inventions by THERAPEUTICS directly arising from the Services provided to VERADERMICS pursuant to this Master Agreement and/or Work Order that are directly related to the Active Pharmaceutical Ingredient regardless of inventorship, unless otherwise agreed to by the Parties. THERAPEUTICS will promptly disclose in writing to VERADERMICS or its nominee any and all such inventions and discoveries of which THERAPEUTICS becomes aware. Whenever requested to do so by VERADERMICS, THERAPEUTICS will execute any and all applications, assignments or other instruments and give testimony reasonably necessary for VERADERMICS to apply for and obtain patent letters in the United States or any foreign country or to otherwise protect VERADERMICS’s interests, therein, at VERADERMICS’s sole cost and expense, including the payment of THERAPEUTICS’ standard rates thereof. These obligations shall continue beyond the termination of this Master Agreement for a period of one (1) year and shall be binding upon THERAPEUTICS’ successors, assignees, administrators and legal representatives.
8.    Access to Records
THERAPEUTICS will permit representatives of VERADERMICS and/or any authorized regulatory authorities to have access at reasonable times to THERAPEUTICS’s premises for the purpose of observing performance of the Services and/or reviewing resulting data.
9.    Adverse Experience Reporting
Pursuant to any Protocol attached to any Work Order, THERAPEUTICS agrees throughout the duration of this Master Agreement, to promptly notify VERADERMICS of any information concerning any serious or unexpected event or injury, and the severity thereof, associated with the clinical uses, studies, investigations or tests, whether or not determined to be attributable to any Study Drug or Device.
10.    Publications
Project results may not be published or publicly disclosed, in whole or in part, by THERAPEUTICS or its affiliates without the prior express written consent of VERADERMICS.
11.    Indemnification
(a)    VERADERMICS agrees to indemnify, defend and hold harmless THERAPEUTICS, its respective officers, trustees, affiliates, agents, servants, employees and successors and (hereafter collectively referred to as “THERAPEUTICS Indemnitees”) from and against any and all losses, costs (including the reasonable costs of providing medical care), expenses (including reasonable attorneys’ fees and charges), claims, actions, liability and/or suits (collectively, “Claims”) by a Third Party (as defined in subsection (e) below) suffered or incurred by a THERAPEUTICS Indemnitee as a result of (i) bodily injury to a patient or Study-related personnel in any Study being conducted pursuant to this Master Agreement or any Work Order directly or indirectly caused by administration of a Study Drug or Device, or any procedure under the Protocol, or (ii) VERADERMICS’s gross negligence or any intentional or reckless misconduct by VERADERMICS, except to the extent that any such Claims are caused by the gross negligence or intentional or reckless misconduct of any THERAPEUTICS Indemnitee.
VERADERMICS shall further indemnify, defend and hold harmless the THERAPEUTICS Indemnitees from any Claim by a Third Party in contract or tort (including strict liability claims) or based on any other legal theory that relate to the safety or efficacy of the Active Pharmaceutical Ingredient or any component of the Study Drug or Device.

(b)    THERAPEUTICS agrees to provide VERADERMICS with prompt notice of any such Third Party Claim. In the event the aforesaid indemnity is invoked, VERADERMICS shall have the right, but not the obligation, to manage and control the defense and settlement of any and all such actions and lawsuits, and shall have the right to select and engage counsel of its own choice. THERAPEUTICS shall cooperate reasonably with VERADERMICS in the defense of any and all actions and lawsuits. No THERAPEUTICS Indemnitee shall be entitled to compromise or settle any such Third Party Claim without prior written approval of VERADERMICS (such approval not to be unreasonably conditioned, delayed or withheld).
(c)    THERAPEUTICS agrees to indemnify, defend and hold harmless VERADERMICS, its parents, subsidiaries and affiliates, as well as the officers, directors, employees and agents of each (hereafter collectively referred to as “VERADERMICS Indemnitees”) against and in respect of any and all Third Party Claims suffered or incurred by any VERADERMICS Indemnitee resulting from THERAPEUTICS’s gross negligence or intentional or reckless misconduct.
(d)    VERADERMICS agrees to provide THERAPEUTICS with prompt notice of any such Third Party Claims. In the event the aforesaid indemnity is invoked, THERAPEUTICS shall have the right, but not the obligation, to manage and control the defense and settlement of any and all such actions and lawsuits, and shall have the right to select and engage counsel of its own choice. VERADERMICS shall cooperate reasonably with THERAPEUTICS in the defense of any and all actions and lawsuits. No VERADERMICS Indemnitee shall be entitled to compromise or settle any such Third Party Claim without prior written approval of THERAPEUTICS (such approval not to be unreasonably conditioned, delayed or withheld).
(e)    For purposes of these Indemnification provisions, “Third Party” shall mean any person or entity which is neither a Party to this Agreement nor an affiliate of a Party. For purposes of these Indemnification provisions, an “affiliate” shall mean any person or entity who directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement by means of more than fifty (50%) percent ownership of the voting stock or similar interest. For purposes of this definition, “control,” “controls” or “controlled” means ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party appoints or elects or has the right to appoint or elect the majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than a majority and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.
(f)    WITH THE EXCEPTION OF A PARTY’S INDEMNIFICATION OBLIGATIONS, NIETHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL LOSSES OR DAMAGES, WHETER IN CONTRACT OR TORT.
12.    Force Majeure and Delays
In the event either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, acts of terrorism, acts of God, inclement weather or other similar reason or cause beyond that Party’s control (not including the inability of a Party’s software to perform data-dependent calculations properly), then performance of such act (except for the payment of money owed) shall be excused for the period of such delay; provided, however, if such delay continues in excess of eight (8) weeks, either Party may terminate the affected Work Order(s) without penalty under any Work Order, except that, in addition to such amounts as VERADERMICS may be required to pay pursuant to the Collaboration Agreement of substantially even date herewith between the Parties, VERADERMICS shall be obligated to pay THERAPEUTICS (a) all reasonable direct fees earned under this Master Agreement or the terminated Work Order(s) up to the effective date of termination in accordance with the terms of the terminated Work Order(s), as described in subsection (i) of Section 3(h), and (b) all non-cancelable costs incurred in connection with the terminated Work Order(s) to the date of termination, as described in subsection (ii) of Section 3(h).
13.    Notices
Whenever any notice is to be given pursuant to this Master Agreement, it must be in writing using postage prepaid first class certified mail with return receipt requested, delivery prepaid nationally recognized overnight carrier, or facsimile to the addresses set forth below:
THERAPEUTICS:    Therapeutics, Inc.
9025 Balboa Avenue, Suite 100
San Diego, CA 92123
Attn: Daniel J. Piacquadio, M.D., President and CEO
FAX: [***]
VERADERMICS:    VERADERMICS, INCORPORATED
1031 W. Elsmere Place San Antonio, TX 78201
Attn: Tim Durso, President
FAX: [***]
Such notice shall be effective five days after deposit if sent by mail, the next business day if sent by overnight carrier and upon receipt of electronic confirmation of delivery if sent by facsimile.
14.    Legal Compliance

THERAPEUTICS shall perform all work under this Master Agreement and any Work Order in conformity in all material respects with all applicable federal, state and local laws and regulations including but not limited to the Act and the regulations promulgated pursuant thereto, as amended from time to time For purposes of VERADERMICS providing the FDA with certification pursuant to Section 306(k) of the Act, THERAPEUTICS warrants that no person working under the supervision of THERAPEUTICS that will be performing Services pursuant to this Master Agreement or any Work Order has been debarred or convicted of crimes pursuant to Sections 306(a) and (b) of the Act and under the U.S. Generic Drug Enforcement Act of 1992, 21 U.S.C. §§335(a) and (b), as amended. THERAPEUTICS agrees to notify VERADERMICS as soon as practicable upon THERAPEUTICS’ learning of the occurrence of any such debarment, conviction, or inquiry relating to a potential debarment, of any person performing Services pursuant to this Master Agreement or any Work Order and agrees that said person shall be immediately prohibited from performing Services under this Master Agreement or any Work Order.
VERADERMICS covenants and represents that it shall not request THERAPEUTICS (and it shall not be required) to perform assignments or tasks that violate any applicable law or regulation.
15.    Regulatory Inspections
(a)    Responsibilities of THERAPEUTICS: If any governmental or regulatory authority conducts or gives notice to THERAPEUTICS of its intent to conduct an inspection of THERAPEUTICS or any study site or take any other regulatory action with respect to the Services provided under this Master Agreement or any Work Order, THERAPEUTICS shall (a) cooperate with VERADERMICS and reasonably act to obtain the cooperation of any Investigator(s); (b) provide VERADERMICS prior notice of any inspection or other regulatory action; and (c) allow VERADERMICS the right to be present at any such inspection at THERAPEUTICS. VERADERMICS shall have primary responsibility of preparing and THERAPEUTICS shall cooperate in the preparation of any responses which may be required by any governmental or regulatory authority with regard to any such inspection or regulatory action, and any required follow-up actions. VERADERMICS shall have the sole opportunity to challenge any order of a regulatory or governmental activity affecting its IND, ND A, BLA, IDE, 510K, PMA or any Project. If THERAPEUTICS has attempted to comply with the provisions of this Section 15 but is nevertheless required by a governmental or regulatory authority to comply with its demand or request, then compliance by THERAPEUTICS shall not cause a breach of this Master Agreement. THERAPEUTICS will be reimbursed reasonable expenses by VERADERMICS, including daily labor rate expenses related to all regulatory inspections.
(b)    THERAPEUTICS Support of Study Site for Audit In the event that a clinical site is notified by any governmental or regulatory authority of an inspection or audit of a study under any prior completed or current Work Order, upon VERADERMICS’s consent, THERAPEUTICS will provide audit assistance to that site in preparation for the inspection. THERAPEUTICS will be reimbursed for reasonable expenses, including travel reimbursement and labor expenses at daily rates, related to all regulatory inspections. Inspection/audit fees charged by the sites will be billed directly to VERADERMICS, if applicable.
16.    Insurance
(a)    THERAPEUTICS and VERADERMICS each represents that it maintains and will continue in force during the Term of this Master Agreement, at its sole cost and expense, the minimum insurance coverage listed below. Each Party shall provide to the other certificates of insurance evidencing the insurance required hereunder and will provide prompt written notice to the other Party prior to any cancellation of such coverage or material change in such coverage.
(i)    Comprehensive automobile liability insurance for vehicles furnished by such Party or used by such Party in the performance of this Master Agreement or any Work Order with bodily injury and property damage limits of at least $[***] each occurrence, combined single limit;
(ii)    Commercial general liability insurance with bodily injury and property damage minimum limits of $[***]each occurrence, with an aggregate combined single limit of at least $[***];
(iii)    Excess liability insurance with minimum limits of $[***] per occurrence/aggregate combined single limit which shall be excess of the coverage described in Section 16(a)(i) and Section 16(a)(ii) above; and
(iv)    With respect to VERADERMICS only, product and clinical trials liability insurance in the amount of at least $[***] combined single limit with the obligation to continue for a minimum of three (3) years beyond the termination of the Study.
(b)    To the extent permitted by law, the insurance set forth above as well as any other coverage agreed to be purchased hereunder shall contain waivers of subrogation and/or rights of recovery as to claims against the other Party. This waiver shall not apply if the responsible Party was grossly negligent.
(c)    THERAPEUTICS shall be identified as an additional insured under VERADERMICS’s product and clinical trials liability insurance described in Section 16(a)(iv) above.
(d)    THERAPEUTICS and VERADERMICS agree that with regard to this Master Agreement, the insurance coverage to be provided hereunder shall be considered as primary insurance and not contributory with any similar instance which the other Party and/or its employees and agents may maintain on their own behalf.
17.    Assignment

Other than to a successor to all or substantially all its assets, this Master Agreement and each Work Order may not be assigned by either Party without the other Party’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.
18.    Independent Contractors
For purpose of this Master Agreement, the relationship between the Parties is that of an independent contractor and neither Party shall have the authority to bind or act on behalf of the other Party without its prior written consent. Nothing contained in the Master Agreement shall be construed to create the relationship of principal and agent or employer and employee between VERADERMICS and THERAPEUTICS, or their respective employees, servants, agents or independent contractors.
19.    Relationship with Investigators
If a particular Work Order obligates THERAPEUTICS to contract with an Investigator(s) or investigative site, then any such contract shall be on a form mutually acceptable to THERAPEUTICS and VERADERMICS, and any material changes to such form shall require prior approval by VERADERMICS. VERADERMICS will be responsible for promptly reviewing, commenting on and/or approving such form contracts and proposed changes.
20.    Advertising
THERAPEUTICS shall not issue any information or statement to the press or public relating to the results of any Study without the prior written consent of VERADERMICS. Neither Party shall use the name or trademarks of the other Party in any announcement, publication or promotional material or in any form of public distribution, including the Party’s website or any social networking media without the prior written consent of the other Party except as required by applicable law, any court or administrative order or any Work Order.
Notwithstanding the foregoing provisions of this Section 20, THERAPEUTICS shall have the right to include the name of VERADERMICS in any listing of clients, the type of services provided and the respective fees charged or forecasted to be charged for the sole purpose of providing such information to board members, financial institutions, accounting firms and prospective equity or debt investors in THERAPEUTICS.
21.    Mutual Representations
Each Party represents that: (a) it has the right and authority to enter into this Master Agreement and the right, authority and capacity to perform its obligations hereunder and required pursuant to each Work Order; (b) the person executing this Master Agreement has the authority to do so; and (c) it is not a party to any existing agreement or arrangement that would prevent it from entering into this Master Agreement or would adversely affect its performance under this Master Agreement. These representations will also apply with respect to the execution of each Work Order by such Party.
22.    Severability

If any provision of this Master Agreement or any Work Order shall be deemed void in whole or in part for any reason whatsoever, the remaining provisions shall remain in full force and effect.
23.    Estoppel
The waiver or forbearance by either Party or the failure by either Party to claim a breach of any provision of this Master Agreement or any Work Order shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof.
24.    Applicable Law
This Master Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each Party hereby irrevocably consents to submit to the exclusive jurisdiction of the state and federal courts located in San Diego County, California relating to any claim, dispute or disagreement arising out or in any way related to this Master Agreement or the legal relationships established herein or any Work Order, and each Party consents to the personal jurisdiction of such courts.
25.    Descriptive Heading
The descriptive heading of the Master Agreement sections are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.
26.    Binding Effect
The Master Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns.
27.    Entire Understanding
This Master Agreement and each Work Order represents the entire understanding of the Parties with respect to the subject matter hereof. Any modification to this Master Agreement or any Work Order must be in writing and signed by both Parties.
28.    Multiple Counterparts
This Master Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature page were an original thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Master Agreement as of the Effective Date.

THERAPEUTICS, INC.		VERADERMICS, INCORPORATED

By:	/s/ Daniel J. Piacquadio, M.D.	By:	/s/ Tim Durso

Name: Daniel J. Piacquadio, M.D.		Name: Tim Durso

Title: President and CEO		Title: President